CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
INTELLECT NEUROSCIENCES, INC.

Intellect Neurosciences, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:                    This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND:               The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD:                  The first sentence of Article 4 of the Certificate of Incorporation is hereby amended and restated to read as follows:

“FOURTH: The total number of shares which the Corporation shall have authority to issue is 2,001,000,000, consisting of 2,000,000,000 shares of common stock, all of a par value of $0.001 each (“Common Stock”) and 1,000,000 shares of preferred stock, all of a par value of $0.001 each (“Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 5th day of May, 2010.

/s/ Elliot Maza
Elliot Maza
President, Chief Financial Officer